PROSPECTUS SUPPLEMENT                                               EXHIBIT 99.1
(To Prospectus dated February 17, 2006)               REGISTRATION NO. 333-37980


                         HOLDERS(SM) MARKET 2000 LOGO]

                        1,000,000,000 Depositary Receipts
                         Market 2000+ HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Market 2000+ HOLDRS" section of the base prospectus shall be replaced with the following:

                                                       Share         Primary
Name of Company (1)                          Ticker   Amounts     Trading Market
-------------------------------------------  ------   ----------  --------------
Agere Systems Inc.                            AGR     0.11013698       NYSE
Alcatel-Lucent (2)                            ALU       0.7808         NYSE
American International Group, Inc.            AIG         2            NYSE
Astrazeneca p.l.c. *                          AZN         4            NYSE
AT&T Inc.                                      T      4.935304         NYSE
AVAYA Inc.                                     AV      0.3333          NYSE
BellSouth Corporation                         BLS         5            NYSE
BP p.l.c. *                                    BP         3            NYSE
Bristol-Myers Squibb Company                  BMY         3            NYSE
BT Group p.l.c                                 BT         2            NYSE
CBS Corporation Class B "New"                 CBS        1.5           NYSE
Cisco Systems, Inc.                           CSCO        3           NASDAQ
Citigroup Inc.                                 C          3            NYSE
Comcast Corporation                          CMCSA      1.941         NASDAQ
The Coca-Cola Company                          KO         3            NYSE
Dell Inc.                                     DELL        5           NASDAQ
Deutsche Telekom AG *                          DT         5            NYSE
Eli Lilly and Company                         LLY         2            NYSE
EMC Corporation                               EMC         2            NYSE
Exxon Mobil Corporation                       XOM         4            NYSE
France Telecom *                              FTE         2            NYSE
General Electric Company                       GE         3            NYSE
GlaxoSmithKline p.1.c                         GSK         3            NYSE
Hewlett-Packard Company                       HPQ         4            NYSE
Home Depot, Inc.                               HD         4            NYSE
Idearc Inc. (3)                               IAR        0.2           NYSE
Intel Corporation                             INTC        2           NASDAQ
International Business Machines Corporation   IBM         2            NYSE
JDS Uniphase Corporation (4)                  JDSU       0.25         NASDAQ
Johnson & Johnson                             JNJ         4            NYSE
LM Ericsson Telephone Company *               ERIC       0.9          NASDAQ
McDATA Corporation                           MCDTA    0.07361380      NASDAQ
Medco Health Solutions                        MHS      0.3618          NYSE
Merck & Co., Inc.                             MRK         3            NYSE
Microsoft Corporation                         MSFT        6           NASDAQ
Morgan Stanley                                MWD         2            NYSE
--------------------------------------------------------------------------------
                                                   (continued on following page)

                                                        Share        Primary
Name of Company (1)                          Ticker    Amounts    Trading Market
-------------------------------------------  ------   ----------  --------------
Nippon Telegraph and Telephone Corporation *  NTT          3           NYSE
Nokia Corp. *                                 NOK          4           NYSE
Nortel Networks Corporation (5)                NT         0.2          NYSE
Novartis AG *                                 NVS          5           NYSE
Oracle Corporation                            ORCL         4          NASDAQ
Pfizer Inc.                                   PFE          4           NYSE
Qwest Communications International Inc.        Q           4           NYSE
Sony Corporation *                            SNE          2           NYSE
Sun Microsystems, Inc.                        SUNW         4          NASDAQ
Syngenta AG                                   SYT     1.03860890       NYSE
Texas Instruments Incorporated                TXN          3           NYSE
The St. Paul Travelers Companies, Inc.        STA     0.17158726       NYSE
Time Warner Inc.                              TWX          6           NYSE
TOTAL S.A. *                                  TOT          4           NYSE
Toyota Motor Corporation *                     TM          2           NYSE
Verizon Communications                         VZ          4           NYSE
Viacom Inc. Class B "New"                    VIA.B        1.5          NYSE
Vodafone Group Plc*                           VOD        4.375         NYSE
Wal-Mart Stores Inc.                          WMT          4           NYSE
Zimmer Holdings, Inc.                         ZMH         0.3          NYSE

------------------------------------------

(1) The merger of BellSouth Corporation (NYSE Ticker: "BLS") and AT&T Inc. (NYSE
Ticker: "T"), two of the constituents of the Market 2001+ HOLDRS Trust, was consummated on December 29, 2006. Effective January 3, 2007, BellSouth Corporation will no longer be an underlying constituent of the Market 2001+ HOLDRS Trust. For the 5 shares of BellSouth Corporation per 100 shares round lot of Market 2001+ HOLDRS, The Bank of New York received 6.625 shares of AT&T Inc. Effective January 3, 2007, creations and cancellations of Market 2001+ HOLDRS Trust require 11.560304 shares of AT&T Inc.

(2) On November 30, 2006 the merger of Lucent Technologies Inc. (NYSE ticker "LU"), a constituent of the Market 2001+ HOLDRS Trust, and Alcatel (NYSE ticker "ALA") became effective. Immediately following the merger, Alcatel S.A. changed its name to Alcatel-Lucent (NYSE ticker "ALU"). As a result Alcatel-Lucent will replace Lucent Technologies Inc. as an underlying security of the Market 2001+ HOLDRS Trust. For each share of Lucent Technologies Inc. held, shareholders received 0.1952 shares of Alcatel-Lucent. For the 4 shares of Lucent Technologies Inc. per 100 shares round lot of Market 2001+ HOLDRS, The Bank of New York received 0.7808 shares of Alcatel-Lucent. Effective December 1, 2006, creations of Market 2001+ HOLDRS require 0.7808 shares of Alcatel-Lucent per 100 share round lot of Market 2001+ HOLDRS.

(3) Effective November 24, 2006, as a result of the spin-off of Idearc Inc. (NYSE ticker "IAR WI") from Verizon Communications Inc. (NYSE ticker "VZ"), a component of the Market 2000+ HOLDRSSM Trust, Idearc Inc. will be added as an underlying security of the Trust. For every share held of Verizon Communications Inc. holders received 0.05 shares of Idearc Inc. For the 4 shares of Verizon Communications Inc. per 100 share round lot of Market 2000+ HOLDRS, The Bank of New York received 0.2 shares of Idearc Inc. Creations/cancellations of Market 2000+ HOLDRS require 0.2 shares of Idearc. Inc.

(4) The quantity of shares of JDS Uniphase Corporation (NASDAQ ticker "JDSU" ) represented by each 100 share round lot of Market 2000+ HOLDRS decreased from 2 to 0.25 shares due to the 1 for 8 reverse stock split of JDS Uniphase Corporation. Effective October 18, 2006, due to the reverse stock split, deposits of JDS Uniphase Corporation, for creation of Market 2000+ HOLDRS decreased to 0.25 instead of 2, per round lot of 100 Market 2000+ HOLDRS. Further, effective November 14, 2006, JDS Uniphase Corp. changed its NASDAQ Ticker symbol from "JDSUD" to "JDSU."

(5) Effective December 1, 2006, due to the 1 for 10 reverse stock split of Nortel Networks Corp. New. (NYSE ticker Symbol "NT") the quantity of shares of Nortel Networks Corp. New (Ticker Symbol "NT") represented by each 100 share round lot of Market 2000+ HOLDRS decreased from 2 to 0.2 shares. Effective December 1, 2006 Nortel Networks Corp. New begin trading under NYSE ticker "NT." Further, due to the reverse stock split, deposits of Nortel Networks Corp. New for creation of Market 2000+ HOLDRS decreased to 0.2 NT, instead of 2 "NT," per round lot of 100 Market 2000+ HOLDRS.

     * The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.


          The date of this prospectus supplement is December 31, 2006.